Exhibit 10.4

Snap Inc.
Restricted Stock Award Grant Notice

(2017 Equity Incentive Plan)

Snap Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby awards to Participant a restricted stock award covering the number of shares of the Company’s Common Stock set forth below. The Company acknowledges the receipt from Participant of consideration with respect to the par value of the shares of the Company’s Common Stock in the form of cash, past or future services rendered to the Company by Participant or such other form of consideration as is acceptable to the Board.  The restricted stock award and the shares of Common Stock awarded hereunder are subject to all of the terms, conditions and restrictions as set forth herein, in the Restricted Stock Award Agreement and the Plan, all of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan or the Restricted Stock Award Agreement will have the same definitions as in the Plan or the Restricted Stock Award Agreement, as applicable. If there is any conflict between the terms herein and the Plan, the terms of the Plan will control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Award:

Vesting Schedule:

Mandatory Sale to Cover Withholding Tax:

As a condition to acceptance of this Award, to the fullest extent permitted under the Plan and applicable law, any withholding obligations for applicable Tax-Related Items (as defined in Section 10 of the Restricted Stock Award Agreement) will be satisfied through the sale of a number of the shares of Common Stock subject to the Award as determined in accordance with Section 10 of the Restricted Stock Award Agreement and the remittance of the cash proceeds of such sale to the Company.  Under the Restricted Stock Award Agreement, the Company is authorized and directed by Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the withholding obligation for Tax-Related Items.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Award Grant Notice, the Restricted Stock Award Agreement and the Plan. Participant acknowledges and agrees that this Restricted Stock Award Grant Notice and the Restricted Stock Award Agreement may not be modified, amended or revised except as provided therein or in the Plan. Participant further acknowledges that, as of the Date of Grant, this Restricted Stock Award Grant Notice, the Restricted Stock Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to Participant, and (ii) any compensation recovery policy that is or may be adopted by the Company or is otherwise required by applicable law.

By accepting this restricted stock award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system to the extent established and maintained by the Company or another third party designated by the Company.

Snap Inc.	Participant:
By:
Signature	Signature
Title:	Date:
Date:

Attachments:

Attachment I:	Restricted Stock Award Agreement
Attachment II:	2017 Equity Incentive Plan

2

Attachment I

Restricted Stock Award Agreement

Pursuant to the Restricted Stock Award Grant Notice (the “Grant Notice”) and this Restricted Stock Award Agreement (the “Agreement” and together with the Grant Notice, the “Award”) and its 2017 Equity Incentive Plan (as amended from time-to-time, the “Plan”), Snap Inc. (the “Company”) has awarded you the number of shares of the Company’s Common Stock subject to the Award as indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan will have the same definitions as in the Plan.  If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.

The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Vesting. Subject to the limitations contained herein, your Award will vest pursuant to the Vesting Schedule in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. “Vested Shares” will mean shares subject to your Award that have vested in accordance with the Vesting Schedule and with respect to which the forfeiture conditions and restrictions set forth in Sections 2 and 3 have lapsed, and “Unvested Shares” will mean shares subject to your Award that have not vested in accordance with the Vesting Schedule that remain subject to such risk of forfeiture and restrictions on transfer as set forth in Sections 2 and 3 of this Agreement.

For purposes of your Award, your Continuous Service will be considered terminated (regardless of the reason of termination, whether or not later found to be invalid or in breach of employment or other laws or rules in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any) effective as of the date that you cease to actively provide services to the Company or any Affiliate and will not be extended by any notice period (e.g., employment or service would not include any contractual notice or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any); the Board will have exclusive discretion to determine when you are no longer actively employed or providing services for purposes of the Plan (including whether you still may be considered to be providing services while on a leave of absence).

2.Forfeiture of Unvested Shares.  Except as may be expressly provided in the Grant Notice or otherwise determined by the Board in its sole discretion, in the event your Continuous Service terminates for any reason, all Unvested Shares as of the date of your termination of Continuous Service will immediately and automatically be forfeited and returned to the Company without any payment to you and without any required action or notice to you. You hereby agree to take whatever action the Company deems necessary to effectuate the Company’s reacquisition of the Unvested Shares and the return of such shares to the Company. Following such forfeiture and return to the Company, the Company will become the legal and beneficial owner of the Unvested Shares and all rights and interests in and related to such shares, and the Company will have the right to transfer to its own name the Unvested Shares without further action by you.

3.Restrictions and Conditions.

(a)In addition to any other limitation on transfer created by applicable securities laws, you may not sell, assign, hypothecate, donate, encumber or otherwise dispose of all or any part of the Unvested Shares or any interest in the Unvested Shares. In the case of Vested Shares, you will not sell, assign, hypothecate, donate, encumber or otherwise dispose of all or any part of the Vested Shares or any interest in the Vested Shares except in compliance with this Agreement, the Company’s bylaws and applicable securities laws.

(b)In order to implement the provisions of this award, the Company may at its election either (i) after the Date of Grant, issue a certificate representing the shares of Common Stock subject to this Award and place a legend on and stop transfer notice describing the restrictions on and forfeitability of the Unvested Shares subject to this Award, in which case the Company may retain such certificates unless and until the Unvested Shares represented by such certificate have vested and may cancel such certificate if and to the extent that the Unvested Shares are forfeited and returned to the Company or (ii) not issue any certificate representing shares of Common Stock subject to this Award and instead document your interest in such shares of Common Stock by registering such shares of Common Stock with the Company’s transfer agent (or another custodian selected by the Company) in book entry form in your name with the applicable restrictions noted in the book-entry system, in which case such restrictions will not be removed with respect to Unvested Shares unless and until they become Vested Shares hereunder. The Company may provide for delay in the issuance or delivery of Vested Shares as it determines appropriate in order to effectuate Section 10(b) and/or Section 10(d) of this Agreement.

(c)Unvested Shares, together with any other assets or securities in respect of such Unvested Shares (e.g., dividends), will be remitted to the Company and subject to forfeiture and restriction on transfer pursuant to Sections 2 and 3 of this Agreement and all other restrictions of the Grant Notice, this Agreement and the Plan. Subject to the provisions of Sections 2 and 3 of this Agreement, all Vested Shares (and any other vested assets and securities attributable thereto) will be released by the Company within sixty (60) days following the date of their vesting, without interest. At all times prior to the release of the shares of Common Stock pursuant to the foregoing sentence, the certificates or book entries representing such shares will remain in the Company’s possession or control. If the Unvested Shares are to be certificated in accordance with Section 3(b)(i), you will deliver to the Company a duly executed blank stock power in a form to be provided by the Company.

4.Rights as Stockholder. Subject to the provisions of this Award, you will exercise all rights and privileges of a stockholder of the Company with respect to the shares of Common Stock subject to this award. You will be deemed to be the holder of the shares for purposes of receiving any dividends that may be paid with respect to such shares (which will be subject to the applicable restrictions and conditions under Section 3 above) and for purposes of exercising any voting rights relating to such shares. For clarity, any dividend that may be paid with respect to this Award will be subject to the same vesting and forfeiture restrictions as apply to the shares to which they relate.

5.Restrictive Legends. The shares of Common Stock issued under your Award will be endorsed with appropriate legends as determined by the Company.

6.Capitalization Adjustments. The number of shares and/or class of securities subject to your Award may be adjusted from time to time for Capitalization Adjustments.

7.Compliance. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Award are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Your Award must also comply with other applicable laws and regulations governing the Award, including any state, federal and foreign laws, and you will not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8.Award not a Service Contract.

(a)Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company, the Employer or any other Affiliate; (ii) constitute any promise or commitment by the Company, the Employer or any other Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or the Employer of the right to terminate you at any time and without regard to any future vesting opportunity that you may have.

(b)The Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  Such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of the Employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award.  This Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an Employee or Consultant for the term of this Agreement, for any period, or at all, and will not interfere in any way with the Company’s right to conduct a reorganization.

9.Tax Consequences. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) will be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.  You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that Section 83 of the Code taxes as ordinary income to you the fair market value of the shares of Common Stock issued to you pursuant to the Award as of the date any restrictions on such shares lapse (that is, as of the date on which part or all of such shares vest). You agree to notify the Company, within five business days, if you file an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within thirty (30) days after the date you acquire shares of Common Stock pursuant to your Award by providing a copy of the 83(b) Election to the Company, and you agree to assume any liability associated with the failure to timely notify the Company of your 83(b) Election, which is entirely your voluntary tax filing decision. You assume all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Common Stock and, notwithstanding any other provision of this Agreement, you agree not to file any such 83(b) Election unless and until you have made provision for such taxes in such form as may be determined by the Company.  YOU ACKNOWLEDGE THAT IT IS YOUR OWN RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(B) of the Code. The Company and its legal counsel cannot assume responsibility for failure to file the 83(b) Election in a timely manner under any circumstances.

10.Responsibility for taxes.

(a)You acknowledge that, regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Award, including the grant of the Award, the vesting of the shares, the delivery or sale of any shares of Common Stock and the issuance of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  You acknowledge and agree that you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates, for Tax-Related Items arising from your Award or your other compensation.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  Specifically, pursuant to Section 10(d) below, you have agreed to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you have irrevocably agreed to sell a portion of the vested shares of Common Stock to be delivered in connection with your Award to satisfy any withholding obligations for Tax-Related Items and whereby the FINRA Dealer has committed to forward the proceeds necessary to satisfy any withholding obligations for Tax-Related Items directly to the Company and/or the Employer.  If, for any reason, such “same day sale” commitment pursuant to Section 10(d) does not result in sufficient proceeds to satisfy any withholding obligations for Tax-Related Items, or if the Company so determines in its sole discretion, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company or the Employer; (ii) withholding a number of shares of Common Stock having a fair market value determined by the Company as of the date of the relevant taxable or tax withholding event, as applicable, that are otherwise deliverable to you upon settlement; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure be subject to the express prior approval of the Compensation Committee; or (iii) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company).

(c)Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the Vested Shares notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

(d)You hereby acknowledge and agree to the following:

(i)I hereby appoint the broker/agent designated by the Company (or any successor agent determined by the Company) as my agent (the “Agent”), and authorize the Agent to:

(1)Sell on the open market at the then prevailing market price(s), on my behalf, as soon as practicable on or after each date on which shares of Common Stock underlying my Award vest, the number (rounded up to the next whole number) of the shares of Common Stock to be delivered to me in connection with the vesting of those shares sufficient to generate proceeds to cover (1) any withholding obligations for Tax-Related Items arising in connection with the Award, and (2) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(2)Remit any remaining funds to me.

(ii)I hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock underlying my Award that must be sold pursuant to this Section 10(d).

(iii)I understand that the Agent may effect sales as provided in this Section 10(d) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to my account.  In addition, I acknowledge that it may not be possible to sell shares of Common Stock as provided in this Section 10(d) due to (i) a legal or contractual restriction applicable to me or the Agent, (ii) a market disruption, (iii) rules governing order execution priority on the national exchange where the Common Stock may be traded or (iv) applicable law restricting such sale.  In the event of the Agent’s inability to sell shares of Common Stock, I will continue to be responsible for the timely payment to the Company of all Tax-Related Items that are required by applicable laws and regulations to be withheld.

(iv)I acknowledge that regardless of any other term or condition of this Section 10(d), the Agent will not be liable to me for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)I hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 10(d).  The Agent is a third-party beneficiary of this Section 10(d).

(vi)This Section 10(d) will terminate not later than the date on which all Tax-Related Items arising in connection with the Award have been satisfied.

(vii)I hereby authorize the Company to appoint a successor Agent should the Company’s current Agent resign as Agent or be replaced by the Company.

(e)You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  You acknowledge and agree that the Company may refuse to deliver the shares of Common Stock, or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

11.Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

13.Other Documents.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

14.Effect on Other Employee Benefit Plans.  The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

15.Severability.  If all or any part of this Award or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award or the Plan not declared to be unlawful or invalid.  Any Section of this Award (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

16.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of stock.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

17.Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and that such online or electronic participation will have the same force and effect as documentation executed in written form.

18.Miscellaneous.

(a)The rights and obligations of the Company under your Award are transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company and subject to the terms and conditions of this Agreement and the Plan.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and assets of the Company.

*	*	*

This Restricted Stock Award Agreement will be deemed to be signed by the Company and Participant upon the signing or electronic acceptance by Participant of the Restricted Stock Award Grant Notice to which it is attached.